NEWS RELEASE

CURRENT TECHNOLOGY COMPLETES ACQUISITION OF CONTROLLING INTEREST IN CELEVOKE

VANCOUVER, British Columbia May 23, 2008 – Current Technology Corporation (OTCBB: CRTCF) has completed the 51% acquisition of Texas-based Celevoke, Inc. (“Celevoke”), with a final payment of $500,000 (all funds USD).  “We have invested a total of $2.5 million for a 51% interest,” states Current Technology’s CEO Robert Kramer.  “Importantly, we purchased treasury stock to earn our interest, so the entire $2.5 million is available to Celevoke to build its business.”

Proceeds of a 2.0 million unit private placement were used to fund the $500,000 final payment.  Each unit was priced at $0.25 and consisted of a share and a warrant.  Each warrant entitles the holder to purchase one additional share for five years at $0.50 per share.  The issued shares and warrants are restricted securities and no commissions were paid.

As previously disclosed, MSGI Security Solutions, Inc. (“MSGI”) has purchased 20 million Current Technology units for $2 million, and the proceeds were used by the company to fund a portion of the Celevoke acquisition.  MSGI failed to make the final $500,000 payment.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. In 2005, Celevoke acquired the assets of San Francisco based Televoke, Inc.; a telematics pioneer backed by Softbank Venture Capital, Cardinal Venture Capital, W.I. Harper Group and others, representing more than $15 million in funding. These assets provided the foundation for Celevoke’s development of patented technology utilized today by Celevoke’s many clients.

 Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

or

INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

or

Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696